EXHIBIT 11.1

                        COMPUTATION OF EARNINGS PER SHARE

         The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per share computations for income from continuing operations:


                                                                      Income           Shares        Per Share
U.S. dollars in thousands except share and per share data           (Numerator)     (Denominator)      Amount
---------------------------------------------------------           -----------     -------------    ---------

Three Months Ended March 31, 1998
---------------------------------------------------------
Basic earnings per share
Income available to common shareholders                              $   3,251       13,923,799      $    0.23

Effect of Dilutive Securities:
   Class A Warrants                                                                     292,123
   Director and Employee Options                                                         99,344
   Class B Warrants                                                                      58,425
                                                               ---------------------------------------------------
Diluted earnings per share
Income available to common shareholders                              $   3,251       14,373,691      $    0.23
                                                               ===================================================

Three Months Ended March 31, 1997
---------------------------------------------------------
Basic and diluted earnings per share
Income available to common shareholders                              $     450          180,000      $    2.50
                                                               ===================================================


         The Company was recapitalized in December 1997. In order to provide a presentation comparable to 1998, all 1997 share amounts used in the earnings per share calculation have been presented on a recapitalized basis.

                                      E-14